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                                 EXHIBIT 9(c)(2)

                      SUB-ADMINISTRATIVE SERVICES AGREEMENT


     SUB-ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") made as of the __ day of September, 1996, by and among The PBHG Funds, Inc., a Maryland corporation (the "Fund"), PBHG Fund Services, a Pennsylvania business trust (the "Administrator"), and SEI Fund Resources, a Delaware business trust (the "Sub-Administrator").

                              W I T N E S S E T H:

     WHEREAS, the Fund is engaged in business as an open-end management investment company of the series type and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Administrator and the Fund have entered into an Administrative Services Agreement (the "Administrative Services Agreement") pursuant to which the Administrator will provide administrative services to the Fund and each of its several series (the "Portfolios"), which are identified in Schedule A to the Administrative Services Agreement; and

     WHEREAS, the Fund and the Administrator desire to retain the Sub-Administrator to provide certain administrative services to the Fund, and each of its series (the "Portfolios"), and the Administrator in the manner and on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


1.   Duties and Responsibilities of the Sub-Administrator.

     The Sub-Administrator shall assist the Administrator in connection with the Administrator's duties and responsibilities to the Fund specified in the Administrative Services Agreement. In addition, the Sub-Administrator shall perform or supervise the performance by others of all administrative services in connection with the operations of the Portfolios, other than those administrative services to be provided by the Administrator pursuant to the Administrative Services Agreement. The administrative services to be provided by the Sub-Administrator pursuant to this Agreement shall include general administrative services, regulatory reporting services, fund accounting services, and such services as set forth herein. The duties of the Sub-Administrator shall be confined to those expressly set forth herein and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. Without limiting the generality of the foregoing, the Sub-Administrator shall provide the services described below:



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     1.1. General Administrative Services.

          1.1.1. Office and Other Facilities. Furnish, without cost to the Fund or the Administrator, or provide and pay the cost of, such office facilities, furnishings, and office equipment as are necessary for the performance of the Sub-Administrator's duties to the Fund under this Agreement.

          1.1.2. Personnel. Provide, without additional remuneration from or other cost to the Fund or the Administrator, the services of individuals competent to perform all of the Sub-Administrator's duties under this Agreement.

          1.1.3. Books and Records. Maintain customary records, on behalf of the Fund, in connection with the performance of the Sub-Administrator's duties under this Agreement. In connection with this, the Sub-Administrator shall monitor and oversee the performance of its agents and the Fund's independent auditors with respect to all financial, accounting, corporate, and other records required to be maintained and preserved by the Fund or on its behalf so that such records will be maintained in accordance with the provisions of rules and regulations of the Securities and Exchange Commission ("SEC") under Section 31(a) of the 1940 Act.

          1.1.4. Reports to the Fund. Assist the Administrator in furnishing to or placing at the disposal of the Fund such information, reports, evaluations, analyses, and opinions relating to its duties as the Fund may at any time or from time to time reasonably request, or as the Administrator may reasonably deem helpful to the Fund. The Sub-Administrator also shall assist the Administrator in the preparation of all necessary agendas and related meeting materials for meetings of the Board of Directors.

          1.1.5. Shareholder Inquiries. Respond to all inquiries from Fund shareholders or otherwise answer communications from Fund shareholders if such inquiries or communications are directed to the Sub-Administrator. If any such inquiry or communication would be more properly answered by one of its agents or those agents of the Fund listed in Section 1 above, the Sub-Administrator will refer the inquiry to the Administrator to direct to the appropriate party for response.

          1.1.6. Automated Fund Systems. Assist in implementing and monitoring the Fund's use of automated systems for: (i) the purchase, sale, redemption and transfer of Fund shares; (ii) the payment of Rule 12b-1 service fees to broker-dealers and others that provide personal services, distribution support services, and/or account maintenance services to shareholders; and (iii) the recording and tracking of such transactions and/or payments. The Sub-Administrator also shall assist in developing, implementing, and monitoring the Fund's use of automated communications systems with brokers, dealers, custodians, and other service providers, including without limitation trade clearance systems.


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     1.2. Fund Accounting. The Sub-Administrator shall on a continuing basis perform the fund accounting services and other functions described below.

          1.2.1. Financial Statements. Maintain the Fund's general ledger, including expense accruals and payments, and prepare the Fund's and each Portfolio's annual and semi-annual financial statements. On a monthly basis, with respect to each Portfolio, the Sub-Administrator shall prepare and provide to the Administrator and the Fund monthly reports as mutually agreed to by the parties (in U.S. dollars) which may include the following items: schedule of investments; statement of assets and liabilities; statement of operations; statement of changes in net assets; cash statement; and schedule of capital gains and losses.

          1.2.2. Oversight. Assist in developing, reviewing, maintaining, and monitoring the effectiveness of Fund accounting policies and procedures, in light of industry standards and the "Audits of Investment Companies" of the American Institute of Certified Public Accountants and, in this regard, devote particular attention to areas where accounting standards may change or develop. In this capacity, the Sub-Administrator shall assist in the resolution of recommendations made by the Fund's independent auditors to improve internal controls and shall implement such recommendations as required by the Board.

          1.2.3. Portfolio Valuation and Accounting. Conduct, or monitor and oversee, portfolio valuation procedures, including without limitation procedures for the calculation of expenses and the control of disbursements of each Portfolio. The Sub-Administrator shall calculate, or monitor and oversee the calculation of, the daily net asset value ("NAV") of each Portfolio in accordance with the procedures described in the Fund's then-current registration statement and such other procedures as may be established by the Fund's Board of Directors. The Sub-Administrator, on a daily basis, shall provide by electronic transmission or other mutually agreed upon means, such NAV information to: (i) the investment adviser and sub-adviser for each Portfolio; (ii) the NASD for reporting to newspapers and other news media; and (iii) all sub-transfer agents that have entered into agreements with the Fund. In connection with this responsibility, the Sub-Administrator shall determine or oversee the determination of the value of each Portfolio's assets, and shall review and monitor pricing methodologies relating to such valuation, procedures, including:
(i) oversight of any third-party pricing services used by them; (ii) establishment and maintenance of appropriate "back up" pricing service arrangements so that the NAV for each Portfolio will be provided to each required party specified above; (iii) assistance in the review and verification of daily securities price changes in excess of percentages specified by the Sub-Administrator (and promptly reported to the Administrator); (iv) review for "stale" prices; and (v) assistance in determining the resolution of any NAV calculation errors. Notwithstanding the foregoing, the Sub-Administrator shall bear no responsibility for incorrect prices provided by a third party pricing service, provided the Sub-Administrator fulfills its obligation as described above.

     The Sub-Administrator shall also prepare annual Fund and/or Portfolio expense budgets and the determination of related daily accruals. In addition, the Sub-Administrator shall: determine the Fund's and each Portfolio's net income both in terms of U.S. dollars and, if appropriate, foreign currencies; calculate capital gains and losses and, if appropriate, foreign


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exchange gains and losses; control all disbursements from the Fund and authorize such disbursements upon written instructions, which may be continuing instructions, from the Administrator or such other persons authorized by the Fund's Board of Directors; calculate various contractual expenses for budget and accrual purposes; reconcile cash and investment balances of each Portfolio with the Fund's custodian and provide each Portfolio's investment adviser or, if applicable, sub-adviser with the beginning cash balance available for investment purposes in both U.S. dollars and, if appropriate, foreign currency; and maintain historical tax lots for each security and foreign currency. The Sub-Administrator shall also for each Portfolio: monitor timely income collection and tax reclaims; monitor daily expense accruals and the related calculation of investment advisory fee waivers and/or expense reimbursements (if any) and notify the Administrator of any proposed adjustments thereto; and assist in developing and reviewing daily accounting reports for the Portfolios.

          1.2.4. Performance Data. Calculate performance data of each Portfolio for dissemination to information services covering the investment company industry, including, as appropriate, each Portfolio's average annual total return, cumulative total return, expense ratio, and portfolio turnover rate. In connection with this function, the Sub-Administrator shall, as reasonably requested by the Fund's Board of Directors, develop fund performance and other databases to facilitate internal and external reporting and shall monitor the calculation of financial information.

          1.2.5. Fund Operations. Participate, as reasonably requested, in the development of policies and procedures, including operational, accounting, reporting, and monitoring procedures, to effectuate securities and other transactions on behalf of the Fund and the Portfolios, including, stated objectives as appropriate, securities lending programs, the establishment and use of lines of credit on behalf of the Fund and/or inter-Portfolio lending capabilities, and the establishment and use of inter-Portfolio securities trading capabilities. In connection with the foregoing, the Sub-Administrator shall, upon reasonable request, assist in the preparation of any application for exemptive or no-action relief, if required.

          1.2.6. Cash Balances. Participate, as reasonably requested, in the development of policies and procedures, including operational, accounting, reporting, and monitoring procedures, regarding the management of the Portfolios' cash balances, including procedures regarding the use of "sweep" transactions and repurchase agreements, the temporary reinvestment of credits to cash balances, and the processing of dividends and other disbursements to the Portfolios. In connection with the foregoing, the Sub-Administrator shall assist in the preparation of any application for exemptive or no-action relief, if required. The Sub-Administrator shall also provide the cash availability throughout each day, as required by each Portfolio's investment adviser or, if applicable, sub-adviser.


     1.3. Oversight of Agents and Service Providers.

          1.3.1. In General. Assist the Administrator and Fund counsel in the preparation, negotiation, and administration of contracts on behalf of the Fund with third-party service providers, such as the Fund's distributor, custodian, transfer agent, sub-transfer agents,


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and intermediaries with respect to mutual fund alliance programs. At the reasonable request of the Fund or the Administrator, the Sub-Administrator shall assist in the preparation of reports to the Fund on the performance and service quality of these service providers, as more fully described in Section 1.3.2. below. The Sub-Administrator shall review the performance of each Portfolio's custodian or custodians regarding the timely recording of cash receipts and disbursements and position reconciliation and shall periodically report to the Administrator its findings in that regard, as mutually agreed to by the parties. The Sub-Administrator shall also monitor and review compliance as documented and reported by each Portfolio's custodian or custodians with Rule 17f-5 under the 1940 Act, as applicable. The Sub-Administrator shall have no responsibility for supervising the performance of investment adviser or sub-adviser for each Portfolio.

          1.3.2. Service Quality Standards. Assist the Administrator in establishing service quality standards and developing and implementing procedures for monitoring and benchmarking the performance of third-party service providers, such as those specified in Section 1.3.1. above, against industry standards. Upon reasonable request, the Sub-Administrator shall provide the Administrator and the Fund's Board of Directors with periodic reports concerning the results of monitoring of the performance and service quality of these service quality of these service providers.

     1.4. Oversight of Transfer Agent and Dividend Disbursing Agent.

          1.4.1. Policies and Procedures. Assist the Administrator in the development of policies and procedures concerning the transfer agent's processing of shareholder transactions, including policies and procedures concerning inactive or dormant accounts and compliance with related escheatment requirements, telephone exchanges and redemptions, effectuation of transactions through the use of facsimile transmissions, name and address changes, and the receipt and maintenance of appropriate legal documentation. The Sub-Administrator also shall participate in the establishment of policies and procedures for ensuring that shareholder redemption requests are timely honored, even in periods of significant or unusual market activity. The Sub-Administrator also shall assist in the development of controls over, and policies and procedures governing, the Fund's cash remittance processing, and the processing of dividend and distribution payments, check writing, wire redemptions and other disbursements.

          1.4.2. Compliance with Service Quality Standards. Assist the

Administrator in establishing service quality standards and developing and implementing procedures for monitoring and benchmarking the transfer agent's performance against industry standards in areas such as: compliance with initial and subsequent investment minimums; accuracy of the establishment of new accounts, including the establishment of shareholder privileges and dividend reinvestment options; accuracy of transaction processing, including monetary and non-monetary transactions; timeliness of problem resolution and correspondence, including review of shareholder complaints; compliance with document completion and retention requirements; timeliness and accuracy of confirmations and periodic shareholder statements; and quality of telephonic communications with shareholders, including a review of abandon rates, response times, and average talk time. The Sub-Administrator also shall review and participate in


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determinations concerning the resolution of "as of" transactions in accordance with the Fund's policies as approved by the Administrator and the Board of Directors of the Fund.

          1.4.3. Oversight of Shareholder Transactions. Assist the Fund, as requested, in developing and implementing procedures with respect to omnibus accounts, in order to ensure that such accounts are properly serviced and that Fund expenses are allocated appropriately.

          1.4.4. Transfer Agent Expenses. Assist the Administrator, as requested, in reviewing the level and allocation of transfer agent out-of-pocket expenses charged to the Fund with respect to whether particular expenses are appropriately charged to the Fund and appropriately allocated among the Portfolios.

     1.5. Reports, Filings, and Communications.

          1.5.1. Reports and Filings. Assist in the development, preparation, and filing of all reports and communications by the Fund to Fund shareholders and all reports and filings necessary to maintain the registrations and qualifications of the Fund's shares under federal and state "Blue Sky" securities laws, including registration statements, prospectuses, statements of additional information, proxy statements, semi-annual reports for the Fund on Form N-SAR, all sales reports, and all required notices pursuant to Rule 24f-2 of the 1940 Act. The Sub-Administrator also shall assist with and coordinate the layout and printing of publicly disseminated prospectuses and the Fund's semi-annual and annual reports to shareholders.

          1.5.2. State Blue Sky Filings. Prepare all reports, applications, and documents (including reports regarding the sale and redemption of the Fund's shares as may be required in order to comply with state Blue Sky securities laws) as may be necessary or desirable to: (i) register and maintain the registration of the Fund's shares with state securities authorities; and (ii) monitor the sale of the Fund's shares for compliance with state Blue Sky securities laws. The Sub-Administrator shall file with the appropriate state securities authorities all registration statements and reports for the Fund and the Fund's shares, and all amendments thereto and other filings as may be necessary or convenient to register the Fund and the Fund's shares and keep such registration effective with state security authorities so as to enable the Fund to make a continuous offering of its shares in all 50 states and the District of Columbia.

          1.5.3. Shareholder Communications. Coordinate mailing Fund prospectuses, notices, proxy statements, proxies and other reports to Fund shareholders, and supervise and facilitate the solicitation of proxies solicited by the Fund for all shareholder meetings, including tabulation process for shareholder meetings.

          1.5.4. Tax Returns. Coordinate and supervise the preparation and filing of all required tax returns for the Fund and monitor the accuracy of all tax reports sent to shareholders of the Fund.


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     1.6. Legal and Audit Services.

          1.6.1. Independent Audits. Assist in the coordination of the Fund audit process and provide, upon request, account analyses, fiscal year summaries, and other audit-related schedules. In connection with this responsibility, the Sub-Administrator shall take all actions to assure that necessary information is made available to the Fund's independent auditor for the expression of their opinion, as such may be required by the Fund from time to time. The Sub-Administrator also shall assist and participate in the resolution of issues raised in the audit process.

          1.6.2. 1940 Act. The Sub-Administrator shall obtain and keep in effect, at the Fund's expense, fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act, as such bonds and policies are approved by the Fund's Board of Directors. The Sub-Administrator also shall develop and maintain fund manager "handbooks" to facilitate compliance by portfolio managers with respect to investment restrictions. In addition, the Sub-Administrator shall assist the Fund's Administrator in monitoring the Fund's compliance with provisions of the 1940 Act and the rules and regulations thereunder as well as compliance with each Portfolio's investment objectives, program, policies and restrictions. In connection with this responsibility, the Sub-Administrator shall promptly advise the Fund and the Administrator as to any compliance problems or issues detected.

          1.6.3. Tax Compliance. Monitor compliance with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder, applicable to regulated investment companies, including: portfolio diversification requirements and minimum distribution requirements; review of expense allocations to individual classes to ensure compliance with applicable IRS pronouncements regarding preferential dividends; wash sales; short-short income; qualifying income; asset diversification; and investments in Passive Foreign Investment Companies. In connection with this responsibility, the Sub-Administrator shall monitor and advise the Fund and the Portfolios as to their status as "regulated investment companies" under the Code.

          1.6.4. Regulatory Examinations. Assist in the Fund's participation in regulatory examinations, including examinations by the SEC, the National Association of Securities Dealers, Inc., and/or state securities regulators. In connection therewith, the Sub-Administrator, on behalf of the Fund, shall provide such information as the regulator may reasonably request, and shall assist and participate in the resolution of any issues raised in connection with such examinations.

          1.7. Disaster Recovery. Employ, monitor and oversee disaster recovery and related back-up procedures and facilities commonly utilized by others in the mutual fund industry. In this regard, the Sub-Administrator shall enter into and maintain in effect with appropriate parties, at no additional expense to the Fund, one or more agreements making appropriate and reasonable provision for emergency use of electronic data processing equipment and other


                                       -7-

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equipment and/or facilities necessary for the performance of its duties and obligations under this Agreement in the event of emergency conditions or equipment failures.

2.   Expenses.

     2.1. Expenses Paid by the Sub-Administrator.

          2.1.1. In General. The Sub-Administrator shall bear all of its expenses in connection with the performance of its duties under this Agreement, except documented out-of-pocket expenses or expenses associated with telephone support relating to shareholder services.

          2.1.2. Waiver or Assumption and Reimbursement of Fund Expenses by the Sub-Administrator. The waiver or assumption and reimbursement by the Sub-Administrator of any expense of the Fund that the Sub-Administrator is not required by this Agreement to waive, or assume or reimburse, shall not obligate the Sub-Administrator to waive, assume, or reimburse the same or any similar expense of the Fund on any subsequent occasion, unless so required pursuant to a separate agreement between the Fund and the Sub-Administrator.

     2.2. Expenses Paid by the Fund. The Fund shall bear all expenses of its organization, operation, and business not specifically waived, assumed, or agreed to be paid by the Administrator or the Sub-Administrator, as provided in this Agreement, the Administrative Services Agreement or any other agreement between the Fund and the Administrator or the Sub-Administrator, and as described in the Fund's then-current Prospectuses and Statements of Additional Information.

3.   Fees.


     3.1. Compensation Rate. As compensation for all services rendered, facilities provided, and expenses paid and any expense waived or assumed and reimbursed by the Sub-Administrator, the Administrator shall pay the Sub-Administrator a fee per Portfolio: (i) at the annual rate of .07% of the average daily assets of each Portfolio with respect to $2.5 billion of the total average daily net assets of the Fund; and (ii) at the annual rate of .025% of the average daily net assets of each Portfolios with respect to the total average daily net assets of the Fund in excess of $2.5 billion.

     3.2. Method of Computation. The Sub-Administrator's fee shall accrue on each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Administrator by the fifth (5th) business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the applicable annual rates described in Section 3.1. above, and multiplying this product by the net assets of the Portfolios, as determined in accordance with the current Prospectuses of the Fund, as of the close of business on the last preceding business day on which the Fund was open for business.


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     3.3. Proration of Fee. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

     3.4. Responsibility for Payment. The Sub-Administrator shall not be entitled to receive any payment for the performance of its services hereunder from the Fund and shall look solely and exclusively to the Administrator for payment of all fees for such services.

4.   Sub-Administrator's Use of the Services of Others.

     The Sub-Administrator may at its own cost employ, retain, or otherwise avail itself of the services and facilities of other persons or organizations for the purpose of providing the Sub-Administrator, the Administrator, or the Fund with such information or assistance as the Sub-Administrator may deem necessary, appropriate, or convenient for the discharge of its duties hereunder or otherwise helpful to the Administrator.

5.   Ownership and Confidentiality of Records.

     All records required to be maintained and preserved by the Fund, pursuant to rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Sub-Administrator on behalf of the Fund, are the property of the Fund and shall be surrendered by the Sub-Administrator promptly on request by the Fund. The Sub-Administrator shall not disclose or use any record or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law.

The Sub-Administrator shall keep confidential any information obtained in connection with its duties and shall disclose such information only if the Fund has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.

6.   Reports to the Sub-Administrator.

     The Fund and/or the Administrator shall furnish or otherwise make available to the Sub-Administrator such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Fund as the Sub-Administrator may, at any time or from time to time, require in order to discharge its duties under this Agreement.


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7.   Services to Other Clients.

     Nothing herein contained shall limit the freedom of the Sub-Administrator or any affiliated person of the Sub-Administrator to render similar corporate administrative services to other investment companies, or to engage in other business activities.


8. Limitation of Liability of the Sub-Administrator and Indemnification by the Fund and the Administrator.

     8.1. Limitation of Liability of the Sub-Administrator.

          8.1.1. Neither the Sub-Administrator nor any of its directors, officers, employees, or agents performing services for the Fund and the Administrator at the direction or request of the Sub-Administrator in connection with the Sub-Administrator's discharge of its duties undertaken or assumed with respect to this Agreement, shall be liable for any act or omission in the course of or in connection with the Sub-Administrator's services hereunder, including any error of judgment or mistake of law or for any loss suffered by the Fund or the Administrator in connection with the matters to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Sub-Administrator or any such persons against any liability to the Fund or its shareholders or the Administrator to which the Sub-Administrator or such persons would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its or their duties on behalf of the Fund or the Administrator or for failure by the Sub-Administrator or any such persons to exercise due care in rendering other services to the Fund or the Administrator. The limitation and liability provisions set forth herein shall indefinitely survive the termination of this Agreement.

          8.1.2. The Sub-Administrator may apply to the Board of Directors of the Fund or to the Administrator at any time for instructions and may consult counsel for the Fund or the Administrator or the Sub-Administrator's own counsel and with accountants and other experts with respect to any matter arising in connection with the Sub-Administrator's duties, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instructions or with the opinion of such counsel, accountants, or other experts.

          8.1.3. The Sub-Administrator shall at all times have the right to mitigate or cure any and all losses, damages, costs, charges, fees, disbursements, payments, expenses and liabilities to the Fund, its shareholders or the Administrator.

     8.2. Indemnification by the Fund and the Administrator.

          8.2.1. As long as the Sub-Administrator acts in good faith and with due diligence and without negligence, the Fund and the Administrator shall indemnify the Sub-Administrator, its directors, officers, employees, and agents and hold them harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and


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all losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the administrative services or any other service rendered to the Fund or the Administrator hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

          8.2.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund or the Administrator may be asked for indemnification under Section 8.2.1., the Board of Directors of the Fund or the Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify the Board of Directors of the Fund or the Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund or the Administrator, but failure to do so in good faith shall not affect the rights hereunder. The rights hereunder shall be limited, during each term of this Agreement, to no more than six (6) months of fees of the Sub-Administrator (as computed in accordance with Section 3.1 of this Agreement) either (i) payable to the Sub-Administrator in accordance with Section 3 hereof or (ii) if the Agreement has been terminated, those fees paid to the Sub-Administrator for the six (6) month period prior to termination.

9.   Indemnification by the Sub-Administrator.

     9.1. The Sub-Administrator shall indemnify the Fund, the Administrator, and their directors, officers, employees, and agents and hold them harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the administrative services or any other service rendered to the Fund and the Administrator hereunder and arising or based upon the willful misfeasance or bad faith of the Sub-Administrator, its directors, officers, employees, and agents in the performance of its or their duties on behalf of the Fund and the Administrator. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     9.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Sub-Administrator may be asked for indemnification under Section 9.1, the Sub-Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Fund and the Administrator will use all reasonable care to identify

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and notify the Sub-Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Sub-Administrator, but failure to do so in good faith shall not affect the rights hereunder. The rights hereunder shall be limited, during each term of this Agreement, to no more than six (6) months of fees to the Sub-Administrator (as computed in accordance with Section 3.1 of this Agreement) either (i) payable to the Sub-Administrator in accordance with
Section 3 hereof or (ii) if the Agreement has been terminated, those fees paid to the Sub-Administrator for the six (6) month period prior to termination.

10.  Force Majeure.

     In the event the Sub-Administrator is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, the Sub-Administrator shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expense or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse the Sub-Administrator from being liable to the Administrator or the Fund for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Administrator or the Fund due to the non-performance or delay in performance by the Sub-Administrator of its duties and obligation under this Agreement if such non-performance or delay in performance could have been reasonably been prevented by the Sub-Administrator through back-up systems and other procedures commonly employed by other administrators and sub-administrators in the mutual fund industry, provided that the Sub-Administrator shall have the right, at all times, to mitigate or cure any losses, including the making of adjustments or corrections to any current or former shareholder accounts.

11.  Term of Agreement.

     The term of this Agreement shall begin on the day and year first written above, and unless sooner terminated as hereinafter provided, shall continue in effect for an initial period that will expire on December 31, 1998. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof. The Sub-Administrator shall furnish to the Fund or the Administrator, promptly upon a request by the Fund or the Administrator, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment thereof.

12.  Amendment and Assignment of Agreement.

     Any amendment to this Agreement shall be in writing and signed by the parties hereto; provided, that no material amendment shall be effective unless authorized by a resolution of the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund or, in the case of an amendment to this Agreement with respect to a particular Portfolio, by a resolution of the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of such Portfolio.

     The assignment (as that term is defined in Section 2(a)(4) of the 1940 Act and rules thereunder) of this Agreement or any rights or obligations thereunder shall be prohibited by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respected permitted successors and assigns.

13.  Termination of Agreement.

     This Agreement may be terminated by any of the parties hereto, without the payment of any penalty:

          (a) for a material breach of this Agreement, upon thirty (30) days prior written notice to the breaching party; provided that the breaching party has not cured the material breach of this Agreement during such thirty (30) day period.

          (b) following the initial term of this Agreement, for any reason upon ninety (90) days' prior written notice to the other parties; provided, that in the case of termination by the Fund such action shall have been authorized by resolution of the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the

          Fund or, in the case of termination with respect to a particular Portfolio, by a resolution of the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of such Portfolio. In the case of termination by the Sub-Administrator, such termination shall not be effective until the Fund and the Administrator shall have contracted with one or more persons to serve as successor Sub-Administrator(s) for the Fund and such person(s) shall have assumed such position.

14.  Miscellaneous.

     14.1. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid: (a) if to the Sub-Administrator, to SEI Fund Resources, 680 East Swedesford Road, Wayne, PA 19087-1658, Attention:
General Counsel; (b) if to the Administrator, to Pilgrim Baxter Fund Services, 1255 Drummers Lane, Suite 300, Wayne, PA 19087-1590, Attention: Brian Bereznak; and (c) if to the Fund, to The PBHG Funds, Inc., 1255 Drummers Lane, Suite 300, Wayne, PA 19087-1590, Attention: Michael Harrington.

     14.2. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     14.3. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund.

     14.4. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

     14.5. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

     14.6. Governing Law. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                                 THE PBHG FUNDS, INC.


_________________________________       By:_______________________________
Title:___________________________       Title:____________________________




ATTEST:                                 PBHG FUND SERVICES


_________________________________       By:_______________________________
Title:___________________________       Title:____________________________




ATTEST:                                 SEI FUND RESOURCES


_________________________________       By:_______________________________
Title:___________________________       Title:____________________________

                                   SCHEDULE A

The Portfolios of the Fund that will receive services pursuant to this Agreement are:

                    PBHG Growth Fund

                    PBHG Emerging Growth Fund

                    PBHG Large Cap Growth Fund

                    PBHG Select Equity Fund

                    PBHG Technology & Communications Fund

                    PBHG International Fund

                    PBHG Core Growth Fund

                    PBHG Cash Reserves Fund

                    PBHG Limited Fund

                    PBHG Big 20 Fund

                    PBHG Large Cap Value Fund

                    PBHG Mid-Cap Value Fund

                    PBHG Strategic Small Company Fund


Date:  December __, 1996